EXHIBIT 24(b)(8.49)
FIRST AMENDMENT TO PARTICIPATION AGREEMENT

     This AMENDMENT (this “Amendment”) is made and entered into as of the 26th day of June, 2009 by and among ING LIFE INSURANCE AND ANNUITY COMPANY (the “Company”), a Connecticut corporation; FIDELITY DISTRIBUTORS CORPORATION (the “Underwriter”), a Massachusetts corporation; and each of VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II, VARIABLE INSURANCE PRODUCTS FUND III, VARIABLE INSURANCE PRODUCTS FUND IV and VARIABLE INSURANCE PRODUCTS V, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (each, a “Fund”)

     WHEREAS, the Company, on its own behalf and on behalf of each Account, the Underwriter and the Fund are parties to a Participation Agreement dated as of June 26, 2009 (the “Agreement”);

     WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein; and

     WHEREAS, capitalized terms used, but not defined, in this Amendment have the meanings assigned to such terms in the Agreement.

     NOW THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Section 1.1 is hereby deleted in its entirety and replaced with the following:

     “1.1. The Underwriter agrees to sell to the Company those shares of the Fund which each Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order by 9:00 a.m. Boston time on the next following Business Day. Beginning within three months of the effective date of this Agreement, the Company agrees that all order for the purchase and redemption of Fund shares on behalf of the Accounts will be placed by the Company with the Funds or their transfer agent by electronic transmission. The parties agree that use of National Securities Clearing Commission (NSCC), with the use of facsimile in the event that NSCC is unavailable, will be considered acceptable electronic submission. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.”

     2. Section 1.11 A (b) is hereby deleted in its entirety and replaced with the following:

     “(b) it will comply with its policies and procedures designed to prevent excessive trading as approved by the Fund, or will provide the Fund with shareholder information and follow the Fund’s instructions as set forth in the Rule 22c-2 Shareholder Information Agreement between the parties.”

     3. Section 1.11 A (c) is hereby deleted in its entirety and replaced with the following,

"(c) The Company represents that its current contract forms do not prohibit it from:

(a)	implementing its policies and procedures designed to prevent excessive trading; and
(b)	providing the Fund with shareholder information and following the Fund’s instructions as set forth in the Rule 22c-2 Shareholder Information Agreement between the parties."

     4. This Amendment shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

     5. This Amendment may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

     6. If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Amendment shall not be affected thereby.

[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative.

ING LIFE INSURANCE AND ANNUITY COMPANY

By: Name: Its:	/s/ Lisa S. Gilarde Lisa S. Gilarde_____________ Vice President_____________

VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II VARIABLE INSURANCE PRODUCTS FUND III VARIABLE INSURANCE PRODUCTS FUND IV, and VARIABLE INSURANCE PRODUCTS V

By: Name: Their:	/s/ Bryan Mehrmann Bryan Mehrmann Deputy Treasurer

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Bill Loehning
Name:	Bill Loehning
Title:	Executive Vice President
Date:	7/7/09